UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.


                                          Commission File Number:  1-9187

                               IES INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)

          IES Tower, 200 First Street, S.E., Cedar Rapids, Iowa  52401
                                 (319) 398-4411
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                       N/A
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

             Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
        Rule 12h-3(b)(1)(i)      [X]

   Approximate number of holders of record as of the certification or notice date: 1

             Pursuant to the requirements of the Securities Exchange Act of 1934 Interstate Energy Corporation, as successor to IES Industries Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 INTERSTATE ENERGY CORPORATION,
                                 as successor to IES Industries Inc.


   DATE: April 21, 1998          BY: /s/ Edward M. Gleason
                                    Edward M. Gleason, Vice President-Finance
                                    and Corporate Secretary